Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-203630-01
November 2, 2015
2015-1 EETC
Investor Presentation
United Airlines, Inc.
November 2, 2015

 The issuer has filed a registration statement (including a prospectus) with the
 SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
 SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649 or Credit Suisse toll-free at 1-800-221-1037

United Airlines 2015-1 EETC
 • United Airlines, Inc. (“United”) intends to raise $433,652,000 aggregate face amount of Pass Through
 Certificates, Series 2015-1 in two classes:
 – Class AA of $333,652,000
 – Class A of $100,000,000
 • The proceeds from the offering will be used by United to finance 10 aircraft:
 – 6 new Boeing 737-924ER aircraft delivered between August and October 2015
 – 4 new Boeing 787-9 aircraft, two of which were delivered in September 2015 and two of which are scheduled to be delivered in November 2015
 • Sole Structuring Agent: Morgan Stanley
 • Lead Bookrunners: Morgan Stanley and Credit Suisse
 • Bookrunners: Citigroup, Deutsche Bank Securities, Goldman Sachs & Co.
   Credit Agricole Securities, Barclays
 • Liquidity Facility Providers:
 – Class AA: Commonwealth Bank of Australia, New York Branch
 – Class A: Credit Agricole Corporate and Investment Bank, acting through its New York Branch

United 2015-1 EETC Structural Summary
 Face Amount
 Expected Ratings (Moody’s / S&P)
 Initial LTV(1)
 Highest LTV(2)
 Interest Rate
 Initial Average Life (in years)
 Regular Distribution Dates
 Expected Principal Distribution Window (in years)
 Final Expected Distribution Date
 Final Maturity Date
 Section 1110 Protection
 Liquidity Facility
 Use of Proceeds
  Class AA Class A
 $333,652,000 $100,000,000
 Aa3 / AA A2 / A
 38.0% 49.4%
 38.6% 50.2%
 Fixed, semi-annual, 30/360 day count
 9.0  7.0
 June 1 & December 1
 1.0 - 12.0  7.0
 December 1, 2027  December 1, 2022
 June 1, 2029 June 1, 2024
 Yes Yes
 3 semi-annual  3 semi-annual
 interest payments interest payments
 Funds raised will be used on the Issuance Date to acquire
 Equipment Notes in respect of all 10 aircraft
Note:
1. Calculated as of the Issuance Date assuming the two aircraft scheduled for delivery in November 2015 secure their related Equipment Notes as of the Issuance Date
2. See “Prospectus Supplement Summary - Loan to Aircraft Value Ratios” in the preliminary Prospectus Supplement

Key Structural Elements
 • Classes Offered: Two tranches of debt offered, both of which will benefit from a liquidity facility covering three semi-annual interest payments
 • Waterfall: Interest on the Preferred Pool Balance on the Class A Certificates is paid ahead of Class AA
 Certificates’ principal (same as UAL 2014-2)
 • Buy-Out Rights: Class A Certificateholders have the right to purchase all (but not less than all) of then outstanding Class AA Certificates at par plus accrued and unpaid interest upon certain events during a
 United bankruptcy
 • Cross-Default: Yes, from day one
 • Cross-Collateralization: Yes, from day one
 • Collateral: Strategically core aircraft types to United’s fleet operations, delivered new in 2015
 • Delayed Delivery Aircraft(1): If one or both of the Boeing 787-9 aircraft scheduled for delivery in
 November 2015 are not delivered on or before the Issuance Date, the related Equipment Notes will be secured initially by cash used to purchase the Equipment Notes and a letter of credit in an amount sufficient to repay such Equipment Notes. Upon Delivery of a Delayed Delivery Aircraft within 30 days after the Issuance Date, United will pledge such aircraft as collateral and the cash and letter of credit will be released to United. If a Delayed Delivery Aircraft is not pledged as collateral within such 30 days, the related Equipment Notes will be paid in full on the next business day
Note:
1. All references in this presentation to aggregate appraised values of the Aircraft assume that the Delayed Delivery Aircraft are pledged as collateral

Aircraft Appraisals
 • United has obtained base value desktop appraisals from three appraisers
 (AISI, BK and mba)
 • Aggregate aircraft appraised value of approximately $878 million(1)
 - Appraisals available in the Preliminary Prospectus Supplement
 • Appraisals indicate a minimum collateral cushion of 61.4% and 49.8% on the
 Class AA and A Certificates respectively(2), which increases over time as the
 Class AA debt amortizes
Notes:
1. Appraised value is the lesser of the mean and median base value of each aircraft as appraised by Aircraft Information Services, Inc. (“AISI”), BK
 Associates, Inc. (“BK”) and Morten Beyer & Agnew, Inc. (“mba”). An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. Appraised value as of October 2015
2. Initial collateral cushion is calculated as of June 1, 2016, the Regular Distribution Date with the Highest LTV as referenced in “Prospectus Supplement
 Summary - Loan to Aircraft Value Ratios” in the preliminary Prospectus Supplement.

Aircraft No.	Aircraft Type	Fuselage Type	Manufacturer's Serial Number	Registration Number	Engine Type	MTOW (lbs)	Delivery Date	Aircraft Age	New Base Values			
									AISI	BK	mba	LMM [1]
1	Boeing 737-924ER	Narrow	42192	N61887	CFM56-7B27E/F	187,700	Aug-15	0.2	$53,840,000	$53,350,000	$51,630,000	**$52,940,000**
2	Boeing 737-924ER	Narrow	42191	N69888	CFM56-7B27E/F	187,700	Aug-15	0.2	53,840,000	53,350,000	51,630,000	**52,940,000**
3	Boeing 737-924ER	Narrow	42193	N62889	CFM56-7B27E/F	187,700	Sep-15	0.2	53,930,000	53,350,000	51,670,000	**52,983,333**
4	Boeing 737-924ER	Narrow	42194	N63890	CFM56-7B27E/F	187,700	Sep-15	0.2	53,930,000	53,350,000	51,670,000	**52,983,333**
5	Boeing 737-924ER	Narrow	42196	N68891	CFM56-7B27E/F	187,700	Oct-15	0.1	54,020,000	53,550,000	51,710,000	**53,093,333**
6	Boeing 737-924ER	Narrow	42195	N62892	CFM56-7B27E/F	187,700	Oct-15	0.1	54,020,000	53,550,000	51,710,000	**53,093,333**
7	Boeing 787-9	Wide	36406	N27958	GEnx-1B74/75	557,000	Sep-15	0.2	146,950,000	138,950,000	134,530,000	**138,950,000**
8	Boeing 787-9	Wide	36407	N27959	GEnx-1B74/75	557,000	Sep-15	0.1	146,950,000	138,950,000	134,530,000	**138,950,000**
9	Boeing 787-9	Wide	36408	N26960	GEnx-1B74/75	557,000	Nov-15	New	147,440,000	141,050,000	134,760,000	**141,050,000**
10	Boeing 787-9	Wide	37811	N29961	GEnx-1B74/75	557,000	Nov-15	New	147,440,000	141,050,000	134,760,000	**141,050,000**
Aircraft Total		**10 aircraft**						**0.1**	**$912,360,000**	**$880,500,000**	**$848,600,000**	**$878,033,333**

Collateral Summary
Notes:
1. Appraised value is the lesser of the mean and median base value of each aircraft as appraised by AISI, BK and mba. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. Appraised value as of October 2015.
2. Scheduled to be delivered in November 2015
(1)
(2)
(2)

United 2015-1 Collateral Mix

Distribution of LMM Appraised Value (2)

Boeing 737-924ER
$318.0mm
36%
Boeing 787-9
$560.0mm
64%

Collateral Pool
 • The collateral pool benefits from diversification of two strategically core aircraft types
 – 36% Narrowbody / 64% Widebody
 – 100% New (1)
Vintage: 0%
New: 100%
Total: $878.0mm (2)
Notes:
1. Delivered new to United between August and November 2015
2. Appraised value is the lesser of the mean and median base value of each aircraft as appraised by AIS, BK and mba. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. Appraised value as of October 2015

Collateral Overview
Boeing 737-900ER
 • Overview: The Boeing 737-900ER is the largest variant of the world’s all-time best selling 737NG family of narrowbody commercial aircraft. It seats 179 passengers in
 United’s standard two-class configuration (20 First / 159 Economy Plus and Economy)
 • Strengths(1):
 – U.S. transcontinental range for the Boeing 737-900ER is better than the current
 Airbus 321 (without auxiliary fuel tanks)
 – Lowest fuel consumption per seat/seat-mile cost of any twin-engine narrowbody
 – 501 cumulative orders with 17 customers
 – United and Delta have ordered 230 aircraft (130 and 100, respectively) to replace
 Boeing 757s, marking a key win for the aircraft type
 – Ease of remarketing to secondary operators due to sole source engine and commonality with other 737NG variants
 • Importance to United:
 – United views the 737-900ER as a good replacement for the aging Boeing 757-200s -
 covers 96% of current 757-200 routes at significantly lower trip cost
1. Source: United Airlines, Ascend Market Commentaries Q3 2015, Morten Beyer & Agnew, The Boeing Company.

Lion air

UNITED

DELTA

Alaska Airlines

TURKISH AIRLINES

OKAIR 奥凯航空

EL AL ISRAEL AIRLINES

UTair

KOREAN AIR

spiceJet

الطيران العماني OMAN AIR

GE Capital Aviation Services

Sriwijaya Air

SOMON AIR

SKY Airline

Goiania

Unidentified Customers

Boeing 737-900ER Market
17+ Customers for 501 Cumulative Orders(1)
1. Source: The Boeing Company; orders (including deliveries) are through September 2015
(65)
(15)
(130)
(5)
(133)
(7)
(4)
(2)
(6)
(8)
(100)
(6)
(8)
(2)
(2)
(6)
(2)

Collateral Overview
Boeing 787-9
 • Overview: New generation long range aircraft with approximately 5% fewer seats than current Boeing
 777-200ERs in the fleet. The Boeing 787-9 seats 252 passengers in United’s standard two-class configuration (48 BusinessFirst / 204 Economy Plus and Economy)
 • Strengths(1):
 – First Boeing 787-9 flew in September 2013 and was delivered in July 2014 to first customer, Air New
 Zealand
 – Strong order book expresses operator enthusiasm. As of September 30, 2015, there are 494 cumulative orders with 30 customers
 – Approximately 20 feet longer and over 50,000lb higher MTOW than the Boeing 787-8 (33 more seats than 787-8)
 – Improvements to the aircraft include: carbon composite fuselage and wings, health monitoring systems that allow the aircraft to self-monitor and new fuel efficient engines
 – Composite fuselage is expected to reduce costs over span of aircraft’s useful life
 – Delivers up to 20% better fuel burn than the Boeing 767
 • Importance to United:
 – Increased range of up to 300 nautical miles more than the Boeing 787-8
 – Larger payload / passenger count (252 passengers)
 – Fills gap between Boeing 787-8 and Boeing 777-200ER
1. Source: United Airlines, Ascend Market Commentaries Q3 2015, The Boeing Company.

UNIDENTIFIED

AERCAP Aviation Solutions

ANA

الاتحاد ETIHAD AIRWAYS

AIR CANADA

American Airlines

BRITISH AIRWAYS

JAL JAPAN AIRLINES

AIR FRANCE KLM

UNITED

virgin atlantic

CIT

AIR CHINA 中国国际航空公司

AIR LEASE CORPORATION

AIR NEW ZEALAND

LAN

JET AIRWAYS

KOREAN AIR

scoot

الخطوط الجوية العربية السعودية SAUDI ARABIAN AIRLINES

Vietnam Airlines

Arik

AEROMEXICO.

AVOLON

AVIATION CAPITAL GROUP A Pacific LifeCorp Company

MGA Mavigok Aviation

TUI

Air Tahiti Nui

Business Jet

Boeing 787-9 Market
30+ Customers for 494 Cumulative Orders(1)
1. Source: The Boeing Company; orders are through September 2015.
(2)
(41)
(48)
(44)
(22)
(18)
(19)
(29)
(22)
(20)
(17)
(15)
(15)
(49)
(12)
(10)
(10)
(10)
(8)
(8)
(7)
(6)
(5)
(16)
(12)
(4)
(14)
(6)
(3)
(2)